Exhibit 99.1

Cross Country Healthcare to Present at Oppenheimer’s 32nd Annual Virtual Healthcare Conference

BOCA RATON, Fla.--(BUSINESS WIRE)--February 17, 2022--Cross Country Healthcare, Inc. (the “Company”) (Nasdaq: CCRN) announced today that it is scheduled to present at the Oppenheimer 32nd Annual Virtual Healthcare Conference on Wednesday, March 16, 2022 at 2:00 p.m. Eastern Time. John Martins, Group President Delivery, and William J. Burns, Executive Vice President & Chief Financial Officer, will be attending the conference. An audio webcast and presentation for this conference will be available on the Company’s website at www.crosscountryhealthcare.com in the Investor Relations section under ‘Events and Presentations’.

About Cross Country Healthcare

Cross Country Healthcare, Inc. (CCH) is a market leading workforce solutions tech-enabled staffing, recruitment, and advisory firm that has 35 years of industry experience and insight. We solve complex labor-related challenges for customers while providing high-quality outcomes and exceptional patient care. As a multi-year Best of Staffing® award winner, we are committed to an exceptionally high level of service to both our clients and our homecare, education, and clinical and non-clinical healthcare professionals. Our Company was the first publicly traded staffing firm to obtain The Joint Commission Certification, which we still hold with a Letter of Distinction. In 2021, we were listed as one of the top four staffing and recruiting employers for women by InHerSights and earned Energage's inaugural 2021 Top Workplaces USA award. We were also CertifiedTM by Great Place to Work®. We have a longstanding history of investing in our diversity, equality, and inclusion strategic initiatives as a key component of the organization’s overall corporate social responsibility program which is closely aligned with its core values to create a better future for its people, communities, the planet, and its shareholders.

Copies of this and other news releases as well as additional information about the Company can be obtained online at ir.crosscountryhealthcare.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, filings with the Securities and Exchange Commission (SEC), and other notices by e-mail.

Contacts

Cross Country Healthcare, Inc.
William J. Burns, Executive Vice President & Chief Financial Officer
561-237-2555
wburns@crosscountry.com